Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of May 31, 2007

among

UNITED INDUSTRIAL CORPORATION and AAI CORPORATION,
as Borrowers,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

KEYBANK NATIONAL ASSOCIATION and
PNC BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,

CITIBANK, N.A., and
JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agents

and

SUNTRUST BANK,
as Administrative Agent

====================================================================

SUNTRUST ROBINSON HUMPHREY,
a division of SunTrust Capital Markets, Inc.,
as Joint Lead Arranger and Sole Book Manager

and

CITIBANK, N.A.,
as Joint Lead Arranger

i

Schedules

Schedule I	—	Applicable Margin and Applicable Percentage
Schedule II		Commitment Amounts
Schedule 1.1A	—	Additional Permitted Investments
Schedule 2.21	—	Existing Letters of Credit
Schedule 4.5	—	Environmental Matters
Schedule 4.14	—	Subsidiaries
Schedule 7.2	—	Existing Liens
Schedule 7.4	—	Existing Investments

Exhibits

Exhibit A	—	Form of Revolving Credit Note
Exhibit B	—	Form of Swingline Note
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Subsidiary Guaranty Agreement
Exhibit 2.3	—	Form of Notice of Revolving Borrowing
Exhibit 2.4	—	Form of Notice of Swingline Borrowing
Exhibit 2.6	—	Form of Notice of Conversion/Continuation
Exhibit 3.1(b)(xiii)	—	Form of Secretary’s Certificate
Exhibit 3.1(b)(xvi)	—	Form of Officer’s Certificate
Exhibit 5.1(b)	—	Form of Compliance Certificate

AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of May 31, 2007, by and among AAI CORPORATION, a Maryland corporation (“AAI”), UNITED INDUSTRIAL CORPORATION, a Delaware corporation (“UIC”, and together with AAI, collectively, the “Borrowers”, and individually, a “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as Issuing Bank  and as Swingline Lender.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders party thereto (the “Existing Lenders”) and the Administrative Agent entered into a Revolving Credit Agreement dated as of July 18, 2005 (as amended through the date hereof, the “Existing Credit Agreement”) establishing a $100,000,000 revolving credit facility in favor of AAI.

WHEREAS, the Borrowers have requested and, subject to the terms and conditions of this Agreement, certain of the Lenders party to the Existing Credit Agreement and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement to establish a $200,000,000 revolving credit facility in favor of the Borrowers, including a $20,000,000 swingline subfacility and a $200,000,000 letter of credit subfacility, and to make certain additional changes to the Existing Credit Agreement as set forth herein.

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of the Borrowers.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.           Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Commitment Amount” shall have the meaning given to such term in Section 2.22.

“Additional Lender” shall have the meaning given to such term in Section 2.22.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Borrower” shall mean UIC.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise.  The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time.  On the Closing Date, the Aggregate Revolving Commitment Amount equals $200,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Aggregate Subsidiary Threshold” shall mean an amount equal to ninety percent (90%) of the total consolidated revenue and ninety percent (90%) of the total consolidated assets, in each case of the Borrowers and their Subsidiaries for the most recent Fiscal Quarter as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a).

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Administrative Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to interest on all Revolving Loans outstanding on any date or the letter of credit fee, as the case may be, a percentage per annum determined by reference to the Borrowers’ and their Subsidiaries’ Leverage Ratio from time to time in effect as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Borrowers’ and their Subsidiaries’ Leverage Ratio shall be effective on the second Business Day after which the Borrowers deliver the financial statements required by Section 5.1(a) and the Compliance Certificate required by Section 5.1(b); provided further, that if at any time the Borrowers shall have failed to deliver such financial statements and such Compliance Certificate, the Applicable Margin shall be at

Level IV as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above; and provided further, that in the event that any financial statement delivered pursuant to Section 5.1(a) or any Compliance Certificate delivered pursuant to Section 5.1(b) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Margin Period, (ii) the Applicable Margin shall be as if the higher applicable percentage were applicable for such Applicable Margin Period, and (iii) the Borrowers shall promptly pay to the Administrative Agent the additional interest and letter of credit fee owing as a result of such increased Applicable Margin for such Applicable Margin Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.20 (The foregoing shall not limit the rights of the Administrative Agent and the Lenders with respect to Sections 2.12(c) or 2.12(d) or Article 8).  In the event that any financial statement delivered pursuant to Section 5.1(a) or any Compliance Certificate delivered pursuant to Section 5.1(b) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a lower Applicable Margin for any Applicable Margin Period than the Applicable Margin applied for such Applicable Margin Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Margin Period and (ii) the Applicable Margin shall be as if the lower applicable percentage were applicable for such Applicable Margin Period.  Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2007 are required to be delivered shall be at Level I as set forth on Schedule I.

“Applicable Percentage” shall mean, as of any date, with respect to the facility commitment fee as of any date, the percentage per annum determined by reference to the Borrowers’ and their Subsidiaries’ Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Borrowers’ and their Subsidiaries’ Leverage Ratio shall be effective on the second Business Day after which the Borrowers deliver the financial statements required by Section 5.1(a) and the Compliance Certificate required by Section 5.1(b); provided further, that if at any time the Borrowers shall have failed to deliver such financial statements and such Compliance Certificate, the Applicable Percentage shall be at Level IV as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above; and provided further, that in the event that any financial statement delivered pursuant to Section 5.1(a) or any Compliance Certificate delivered pursuant to Section 5.1(b) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Percentage Period”) than the Applicable Percentage applied for such Applicable Percentage Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Percentage Period, (ii) the Applicable Percentage shall be as if the higher applicable percentage were applicable for such Applicable Percentage Period, and (iii) the Borrowers shall promptly pay to the Administrative Agent the additional fee owing as a result of such increased Applicable Percentage for such Applicable Percentage Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.20 (The foregoing shall not limit the rights of the Administrative Agent and the Lenders with respect to Sections 2.12(c) or 2.12(d) or Article 8).  In the event that any financial statement delivered pursuant to Section 5.1(a) or any Compliance Certificate delivered pursuant to Section 5.1(b) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a lower Applicable Percentage for any Applicable Percentage Period than the Applicable Percentage applied for such Applicable Percentage Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Percentage Period and (ii) the Applicable Percentage shall be as if the lower applicable percentage were applicable for such Applicable Percentage Period.  Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2007 are required to be delivered shall be at Level I as set forth on Schedule I.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit C attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

“Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate.  Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Borrower Pledge Agreement” shall mean that certain Amended and Restated Pledge Agreement, dated as of the date hereof, executed by the Borrowers and each Subsidiary Loan Party that owns any Capital Stock of AAI or another Subsidiary, in favor of the Administrative Agent for the benefit of the Lenders, pursuant to which such Loan Parties shall pledge all of the Capital Stock of its Domestic Subsidiaries and 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of its Non-U.S. Subsidiaries, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Business Sweep Account Agreement” shall mean any account agreement entered into by and between the Borrowers and the Swingline Lender from time to time authorizing the automatic borrowing and repayment of Swingline Loans under the Swingline Commitment into and from the bank account governed thereby, and specifically referring to this Agreement.

“Capital Expenditures” shall mean for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of any Person and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrowers and their Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean any non-redeemable capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of the Borrowers or any of their Subsidiaries (to the extent issued to a Person other than the Borrowers), whether common or preferred.

“Cash Equivalents” shall mean (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof; (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) fully collateralized repurchase agreements with a term of not more than 45 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and (v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above, and investments described on Schedule 1.1A.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of UIC to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), other than a Permitted Holder, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than a Permitted Holder, of 30% or more of the outstanding shares of the voting stock of UIC; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of UIC by Persons who were neither (i) nominated by the current board of directors nor (ii) appointed by directors so nominated; or (d) UIC ceases to own and control, beneficially and of record, 100% of the issued and outstanding shares of Capital Stock of the other Borrower.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.17(b), by such Lender’s or the Issuing Bank’s parent corporation, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is the subject of a Lien granted pursuant to a Loan Document to the Administrative Agent for the benefit of the Lenders to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

“Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).

“Compliance Certificate” shall mean a certificate from a Responsible Officer in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(b).

“Consolidated Adjusted EBITDA” shall mean, for any Person and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) all fees, charges and expenses incurred by the Borrowers in connection with this Agreement, (E) one-time charges in the amount not to exceed $600,000 associated with UIC’s disposition of its former Subsidiary, Detroit Stoker, (F) certain non-recurring non-cash, extraordinary and special charges (to the extent deducted from Consolidated Net Income) approved by the Administrative Agent in writing, (G) adjustments for discontinued operations under the Existing Credit Agreement and such other adjustments as may be approved by the Administrative Agent in writing, in each case for such period, and (H) non-cash stock options expense.

“Consolidated Fixed Charges” shall mean, for the Borrowers and their Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period, (ii) scheduled principal payments made on Indebtedness during such period and (iii) ordinary dividends and distributions paid quarterly to holders of Capital Stock, warrants and related instruments paid during such period.  Notwithstanding anything to the contrary, special dividends (i.e., dividends other than the type referred to in the preceding clause (iii)) and redemptions and repurchases of, the Capital Stock of UIC shall not be included in the calculation of Consolidated Fixed Charges.

“Consolidated Interest Expense” shall mean, for any Person and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, without duplication, the sum of (i) total cash interest expense, including without limitation the cash interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Transactions relating to interest rate protection during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for any Person and its Subsidiaries for any period, the net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation or duplication, any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of UIC or is merged into or consolidated with any Subsidiary of UIC or the date that such Person’s assets are acquired by any Subsidiary of UIC, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets and (iii) any equity interest of such Person or its Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary or where the payment of dividends or making of other distributions by such Person is subject to legal or contractual restrictions.

“Consolidated Total Net Debt” shall mean as of any date of determination for any Person and its Subsidiaries, (i) all Indebtedness of such Person and its Subsidiaries measured on a consolidated basis as of such date, excluding without duplication, Indebtedness of the type described in subsection (xi) of the definition thereof less (ii) cash and Cash Equivalents in excess of $10,000,000.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Controlled Account” shall mean each deposit or investment account subject to a Control Account Agreement.

“Control Account Agreements” shall mean each tri-party agreement by and among a Loan Party, the Administrative Agent and a depository bank or securities intermediary at which such Loan Party maintains a deposit account or investment account, granting “control” (as defined in Article 9 of the UCC) over such deposit account and investment account to the Administrative Agent in a manner that perfects the Lien of the Administrative Agent, for its benefit and for the benefit of the Lenders, under the UCC.

“Convertible Notes” shall mean those certain 3.75% Convertible Senior Notes due 2024 issued by UIC pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” shall mean that certain Indenture, dated September 15, 2004, by and between UIC and U.S. Bank National Association as trustee for the holders of the Convertible Notes.

“Copyright” shall have the meaning assigned to such term in the Security Agreement.

“Copyright Security Agreements” shall mean, collectively, the Copyright Security Agreements executed by the Loan Parties owning Copyrights or licenses of Copyrights in favor of the Administrative Agent, on behalf of itself and Lenders, both on the Closing Date and thereafter, as amended, restated, supplemented or otherwise modified from time to time.

“Date Down Endorsement” shall have the meaning assigned to such term in Section 3.1(b)(viii).

“Deed of Trust” shall mean that certain Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Maryland), dated as of July 18, 2005, by AAI, as grantor, to Fred Wolf and Marci I. Gordon, as trustees, for the benefit of the Administrative Agent, recorded on July 22, 2005, among the land records of Baltimore County, Maryland, in Liber 22236, folio 186, encumbering AAI’s Hunt Valley, Baltimore County, Maryland Real Estate.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.12(c).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a direct or indirect Subsidiary of a Borrower organized in the United States, the District of Columbia or any territory thereof.

“Environmental Indemnity” shall mean that certain Amended and Restated Environmental Indemnity Agreement, dated as of the date hereof, executed by AAI and all other Loan Parties with Real Estate required to be pledged to the Administrative Agent pursuant to Mortgages, as amended, restated, supplemented or otherwise modified from time to time.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority with jurisdiction, relating to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to human health and safety matters.

“Environmental Liability” shall mean any liability (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any

Plan; (vi) the incurrence by any Borrower or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, indicating the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or gross profits by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.19(e).

“Existing Credit Agreement” has the meaning assigned to such term in the Recitals.

“Existing Lenders” has the meaning assigned to such term in the Recitals.

“Existing Letters of Credit” means the letters of credit issued by SunTrust Bank prior to the Closing Date and set forth on Schedule 2.21.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of May 14, 2007, executed by SunTrust Capital Markets, Inc. and SunTrust Bank and accepted by UIC.

“Fiscal Quarter” shall mean any fiscal quarter of any Person.

“Fiscal Year” shall mean any fiscal year of any Person.

“Fixed Charge Coverage Ratio” shall mean, for the Borrowers and their Subsidiaries as of any date, the ratio of (a) Consolidated Adjusted EBITDA less the actual amount paid by the Borrowers and their Subsidiaries in cash on account of Capital Expenditures and income tax expense to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on such date.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Goose Creek Facility” shall mean the 32 acres with a 195,000 square foot manufacturing facility located at 5 Alliance Drive, Crowfield Plantation, Goose Creek, Berkeley County, South Carolina, owned by AAI.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business.  The amount of any Guarantee as of any date of determination shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made, and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such guarantee obligation, or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” shall mean, collectively, the Subsidiary Loan Parties and each other Person who executes a Guaranty Agreement in connection herewith.

“Guaranty Agreements” shall mean, collectively, the Subsidiary Guaranty Agreement and any other guaranty agreement executed in connection herewith.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, friable asbestos or friable asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, to the extent regulated and classified pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, provided, however, that in the event that liability of such Person is non-recourse to such Person and is recourse only to specified property owned by such Person, the amount of Indebtedness attributed thereto shall not exceed the greater of the fair market value of any such property or the net book value of any such property, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations other than Hedging Obligations arising out of Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which any Borrower or any Subsidiary of a Borrower is exposed in the conduct of its business or the management of its liabilities.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Information Memorandum” shall mean the Confidential Information Memorandum dated May 2007 relating to the Borrowers and the transactions contemplated by this Agreement and the other Loan Documents.

“Interest Period” shall mean with respect to (i) any Swingline Borrowing, such period as the Swingline Lender and the Administrative Borrower shall mutually agree and (ii) any Eurodollar Borrowing, a period of one, two, three or six months selected by the Administrative Borrower; provided, that:

(i)             the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)            if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)           any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv)           no Interest Period may extend beyond the Revolving Commitment Termination Date.

“Issuing Bank” shall mean SunTrust Bank or any other Lender, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.21.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate face amount not to exceed $200,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.22.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.21 by the Issuing Bank for the account of the Borrowers pursuant to the LC Commitment and the Existing Letters of Credit.

“Leverage Ratio” shall mean, with respect to any Person and its Subsidiaries as of any date, the ratio of (i) Consolidated Total Net Debt of such Person and its Subsidiaries as of such date to (ii) Consolidated Adjusted EBITDA of such Person and its Subsidiaries for the four consecutive Fiscal Quarters ending on such date.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two (2) Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (New York time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents, the Guaranty Agreements, the Security Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all landlord waivers and consents, bailee agreements and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of UIC and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of any Borrower or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $1,000,000.  For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Subsidiary” shall mean, for any Person at any time, any direct or indirect Subsidiary of such Person having:  (a) assets with a book value in an amount equal to at least 5% of the book value of the total assets of such Person and its Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; or (b) revenues in an amount equal to at least 5% of the total revenues of such Person and its Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent Fiscal Quarter at such time.

“Moody’s” shall mean Moody’s Investors Service, Inc., or its successor.

“Mortgaged Properties” shall mean, collectively, the Real Estate subject to the Mortgages.

“Mortgages” shall mean each of the mortgages, deeds of trust (including, without limitation, the Deed of Trust), deeds to secure debt, or other real estate security documents delivered by any Loan Party to Administrative Agent, all in form and substance reasonably satisfactory to Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean “Multiemployer Plan” as set forth in Section 4001(a)(3) of ERISA and to which any Borrower or any ERISA Affiliate contributes or is required to contribute or has been required to contribute within the last six years.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation.  “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-U.S. Subsidiary” shall mean a direct or indirect Subsidiary of a Borrower organized in a jurisdiction outside the United States where guarantee of the Obligations by such Subsidiary would result in adverse U.S. federal income tax consequences to any Borrower.

“Notes” shall mean, collectively, the Revolving Credit Notes and the Swingline Note.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall mean the notice given by the Administrative Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.6(b).

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.4.

“Obligations” shall mean all amounts owing by the Borrowers to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all Hedging Obligations owed to the Administrative Agent, any Lender or any of their Affiliates incurred in order to limit interest rate or fee fluctuation with respect to the Loans and Letters of Credit, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person that do not create a liability on the balance sheet of such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Patent” shall have the meaning assigned to such term in the Security Agreement.

“Patent Security Agreements” shall mean, collectively, the Patent Security Agreements executed by the Loan Parties owning Patents or licenses of Patents in favor of the Administrative Agent, on behalf of itself and Lenders, both on the Closing Date and thereafter, as amended, restated, supplemented or otherwise modified from time to time.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Administrative Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Perfection Certificate” shall mean the Perfection Certificate, executed by each Borrower, and dated as of the Closing Date, disclosing certain matters relating to the Security Agreement.

“Permitted Acquisition” shall mean an acquisition by the Borrowers or any of their Subsidiaries of a majority of the Capital Stock or other ownership interests of another entity, or the assets of another entity or a division or other business segment or unit thereof, whether through purchase, merger, or other business combination or transaction, provided that (i) the entity or business so acquired is primarily engaged in the same line of business as the Borrowers and their Subsidiaries or a business reasonably related thereto, (ii) the board of directors (or the equivalent thereof) of the Person whose assets or stock is being acquired has approved the acquisition, (iii) such acquisition is initiated and effected on a non-hostile basis, (iv) on the date of such acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and all representations and warranties of each Loan Party set forth in the Loan Documents shall be and remain true and correct in all material respects, (v) after giving effect to such acquisition, the Leverage Ratio for the Borrowers and their Subsidiaries, calculated on a pro forma basis, would not exceed 3.75:1.00, and the Borrowers and their Subsidiaries shall otherwise be in compliance, on a pro forma basis, with all covenants contained in Articles VI and VII, which shall be recomputed as of the day of the most recently ended Fiscal Quarter (for which financial statements are required to have been delivered) as if such acquisition has occurred of the first day of each relevant period for testing compliance, and the Administrative Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer or treasurer to such effect; and (vi) the entity so acquired and the Borrowers and their Subsidiaries acquiring any assets or stock shall be Solvent after giving effect to such acquisition and shall have executed and delivered all guarantees, collateral documents and other related documents required under Sections 5.10 and 5.14.

“Permitted Dividends” shall mean dividends and distributions on, and redemptions and repurchases of, the Capital Stock of UIC paid to UIC’s stockholders, so long as after giving pro forma effect thereto, (i) each of the Borrowers is Solvent and (ii) no Default or Event of Default has occurred and is continuing.

“Permitted Encumbrances” shall mean:

(i)             Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)            statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)            judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and

(vi)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrowers and their Subsidiaries taken as a whole;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” shall mean any stockholder of UIC that holds beneficially or of record, together with its Affiliates, successors and assigns, as of the Closing Date at least ten percent (10%) of the issued and outstanding Capital Stock of UIC.

“Permitted Investments” shall mean:

(i)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)            commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii)           certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)           fully collateralized repurchase agreements with a term of not more than 45 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

(v)           variable rate securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within thirty days from the date of acquisition thereof and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s;

(vi)          mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above; and

(vii)         investments described on Schedule 1.1A.

“Permitted Other Investments” shall mean investments by the Borrowers and their Subsidiaries in any marketable securities, including without limitation short-term collateralized investments in U.S. treasuries known as “repo” investments and repurchases of the Capital Stock of UIC, and investments in up to 4.99% of the Capital Stock (excluding any increase in such percentage arising as a result of repurchases of Capital Stock by the issuer thereof ) of publicly traded companies and reinvestments thereof from time to time in the foregoing types of investments, so long as after giving pro forma effect thereto, no Default or Event of Default has occurred and is continuing.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” shall mean, collectively, the Borrower Pledge Agreement and all other pledge agreements, share charges and similar instruments executed by a Loan Party in favor of the Administrative Agent in connection herewith prior to, on or after the Closing Date, as amended, restated, supplemented or otherwise modified from time to time.

“Pro Rata Share” shall mean with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders).

“Real Estate” shall mean all real property owned or leased by the Borrowers and their Subsidiaries.

“Real Estate Documents” shall mean collectively, the Mortgages, the Environmental Indemnity, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture in violation of applicable Environmental Law.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of a Borrower or such other representative of a Borrower, as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of UIC.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Restricted Subsidiary” shall mean all Subsidiaries of the Borrowers, other than Subsidiaries of the Borrowers that are not (and are not required hereunder to be) Subsidiary Loan Parties.

“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrowers and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.22, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or decreased pursuant to the terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) May 31, 2012, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.7 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Credit Note” shall mean a promissory note of the Borrowers payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrowers under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies, or its successor.

“Security Agreement” shall mean that certain Amended and Restated Security Agreement, dated as of the date hereof, executed by the Borrowers and the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Security Agreement, the Pledge Agreements, the Mortgages, the other Real Estate Documents, the Control Account Agreements, the Perfection Certificate, and all other instruments and agreements now or hereafter securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings, stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” shall mean, with respect to any Person (the “owner”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the owner in the owner’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the owner or one or more subsidiaries of the owner or by the owner and one or more subsidiaries of the owner.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of AAI or UIC, as applicable.

“Subsidiary Guaranty Agreement” shall mean the Amended and Restated Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit D, made by certain Subsidiaries of the Borrowers in favor of the Administrative Agent for the benefit of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary Guaranty Supplement” shall mean each supplement substantially in the form of Schedule II to the Subsidiary Guaranty Agreement executed and delivered by a Subsidiary of the Borrowers pursuant to Section 5.10.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Subsidiary Guaranty Agreement.

“Swingline” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Swingline Rate.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $20,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank, or any other Lender that may agree to make Swingline Loans hereunder.

“Swingline Loan” shall mean a loan made to the Borrowers by the Swingline Lender under the Swingline Commitment.

“Swingline Note” shall mean the promissory note of the Borrowers payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit B.

“Swingline Rate” shall mean, at the Administrative Borrower’s request, (i) for any Interest Period, the rate as offered by the Swingline Lender and accepted by the Administrative Borrower, or (ii) the Base Rate plus the Applicable Margin for Base Rate Loans then in effect.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Trademark” shall have the meaning assigned to such term in the Security Agreement.

“Trademark Security Agreements” shall mean, collectively, the Trademark Security Agreements executed by the Loan Parties owning Trademarks or licenses of Trademarks in favor of the Administrative Agent, on behalf of itself and Lenders, both on the Closing Date and thereafter, as amended, restated, supplemented or otherwise modified from time to time.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of any Borrower’s or an ERISA Affiliates’ complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2.           Classifications of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Swingline Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”).  Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3.           Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrowers delivered pursuant to Section 5.1(a); provided, that if the Administrative Borrower notifies the Administrative Agent that the Borrowers wish to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders.

Section 1.4.           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.           General Description of Facilities.  Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrowers in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.21, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with

Section 2.4, and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect.

Section 2.2.           Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount.  During the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrowers may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3.           Procedure for Revolving Borrowings.

The Administrative Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) by 11:00 a.m. (New York time) on the date of the requested date of each Base Rate Borrowing and (y) by 11:00 a.m. (New York time) three (3) Business Days prior to the requested date of each Eurodollar Borrowing (other than Swingline Borrowings that are Eurodollar Borrowings).  Each Notice of Revolving Borrowing shall be irrevocable and shall specify:  (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period).  Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Administrative Borrower may request.  The aggregate principal amount of each Eurodollar Borrowing shall be not less than $1,000,000 or a larger integral multiple of $500,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $500,000 or a larger integral multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.21(d) may be made in lesser amounts as provided therein.  At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed eight.  Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.  Each Borrower appoints the Administrative Borrower as its agent to request and receive the proceeds of the Revolving Loans on behalf of all Borrowers.

Section 2.4.           Swingline Commitment.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of

(i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  The Borrowers shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)           The Borrowers may obtain Swingline Loans as follows:

(i)             The Administrative Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) by 11:00 a.m. (New York time) on the requested date of each Swingline Borrowing.  Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (1) the principal amount of such Swingline Loan, (2) the date of such Swingline Loan (which shall be a Business Day) and (3) the account of the Administrative Borrower to which the proceeds of such Swingline Loan should be credited.  The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing.  Each Swingline Loan shall accrue interest at the Base Rate or the Swingline Rate and shall have an Interest Period (subject to the definition thereof) as agreed between the Administrative Borrower and the Swingline Lender.  The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger integral multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Administrative Borrower.  The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrowers in Dollars in immediately available funds at the account specified by the Administrative Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. (New York time) on the requested date of such Swingline Loan.  Each Borrower appoints the Administrative Borrower as its agent to request and receive the proceeds of the Swingline Loans on behalf of all Borrowers.

(ii)            If the Borrowers and the Swingline Lender are parties to a Business Sweep Account Agreement, the Borrowers may obtain Swingline Advances from time to time in accordance with said Business Sweep Account Agreement.

(c)           The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrowers (which hereby irrevocably authorize and direct the Swingline Lender to act on their behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan.  Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.5, which will be used solely for the repayment of such Swingline Loan.

(d)           If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred.  On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.  If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(e)           Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter.  Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents.  In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

Section 2.5.           Funding of Borrowings.

(a)           Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m. (New York time) to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4.  The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Administrative Borrower with the Administrative Agent or at the Administrative Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Administrative Borrower to the Administrative Agent.

(b)           Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (New York time) one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the

Borrowers on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Administrative Borrower in writing, and the Borrowers shall promptly pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.  Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(c)           All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.6.           Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, the Borrowers may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.6.  The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall NOT apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section 2.6, the Administrative Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.6 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) by 11:00 a.m. (New York time) on the requested date of a conversion into a Base Rate Borrowing and (y) by 11:00 a.m. (New York time) three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing.  Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.  If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrowers shall be deemed to have selected an Interest Period of one month.  The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)           If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Administrative Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrowers shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing.  No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing.  No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)           Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.7.           Optional Reduction and Termination of Commitments.

(a)           Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.

(b)           Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrowers may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.7 shall be in an amount of at least $1,000,000 and any larger integral multiple of $500,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders.  Any such reduction in the Aggregate Revolving Commitment Amount below the sum of the principal amount of the Swingline Commitment and the LC Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.

Section 2.8.           Repayment of Loans.

(a)           The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b)           The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.

Section 2.9.           Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.6, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.6, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the joint and several obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)           At the request of any Lender (including the Swingline Lender) at any time, each Borrower agrees that it will execute and deliver to such Lender a Revolving Credit Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.

Section 2.10.        Optional Prepayments.  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. (New York time) not less than two (2) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. (New York time) on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.12(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers, jointly and severally, shall also pay all amounts required pursuant to Section 2.18.  Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.3 or in the case of a Swingline Loan pursuant to Section 2.4.  Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

Section 2.11.        Mandatory Prepayments.

(a)           Promptly upon, and in any event within two Business Days of, receipt by any Borrower or any of its Subsidiaries of proceeds of any sale or disposition by such Borrower or such Subsidiary of any of its assets (excluding (i) sales of inventory in the ordinary course of business, (ii) sales of obsolete equipment, (iii) transfers of assets permitted under Section 7.3(a)(iv), and (iv) so long as no Event of Default has occurred and is continuing, other sales of assets of any Borrower or any of its Subsidiaries with an aggregate book value not to exceed $5,000,000), the Borrowers, jointly and severally, shall prepay the Loans in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees, expenses and reserves properly attributable to such transaction and payable by such Borrower or such Subsidiary of a Borrower in connection therewith (in each case, paid to non-Affiliates).  Any such prepayment shall be applied in accordance with paragraph (c) below.

(b)           If any Borrower or any of its Subsidiaries issues any debt or equity securities (other than Indebtedness permitted under Section 7.1, equity securities issued by a Subsidiary of a Borrower to such Borrower or another Subsidiary, the conversion of the Convertible Notes into the Capital Stock of UIC or equity securities issued to any officers, directors or employees pursuant to any stock option or similar agreement of any Borrower or by a Subsidiary of any Borrower) then no later than the Business Day following the date of receipt of the proceeds thereof, the Borrowers, jointly and severally, shall prepay the Loans in an amount equal to (i) all such proceeds, in the case of any debt securities, and (ii) fifty percent (50%) of such proceeds in case of any equity securities, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith.  Any such prepayment shall be applied in accordance with Section 2.11(c).

(c)           Subject to Section 8.2, any prepayments made by the Borrowers pursuant to Sections 2.11(a) or (b) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all other fees and reimbursable expenses of the Lenders and the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective Pro Rata Shares of such fees and expenses; third, to interest then due and payable on the Loans made to Borrowers, pro rata to the Lenders based on their respective Revolving Commitments; fourth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; fifth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments, provided that any prepayment of any Eurodollar Loan shall be made on the last day of the Interest Period for such Eurodollar Loan, and sixth, to cash collateralize the Letters of Credit in accordance with Section 2.21(g) in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon.  The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fourth and fifth above.

(d)           If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.7 or otherwise, the Borrowers, jointly and severally, shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.18.  Amounts to be applied pursuant to this Section 2.11(d) to prepay any Eurodollar Loans shall be deposited in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, if the Administrative Borrower so requests in order to avoid the incurrence of costs under Section 2.18.  On the last day of the Interest Period of such Eurodollar Loan, the Administrative Agent shall apply any cash on deposit in such account to amounts due in respect of such Eurodollar Loans until all amounts due in respect thereof have been satisfied (with any remaining funds being applied for LC Exposure as provided in the penultimate sentence of this Section 2.11(d), or returned to the Administrative Borrower if no such LC Exposure exists) or until all the allocable cash on deposit has been exhausted.  Such account shall be administered in accordance with Section 2.21(g) hereof.  Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof.  If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure.  Such account shall be administered in accordance with Section 2.21(g) hereof.

Section 2.12.        Interest on Loans.

(a)           The Borrowers, jointly and severally, shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

(b)           The Borrowers, jointly and severally, shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.

(c)           While an Event of Default exists or after acceleration, and upon the delivery of written notice to the Administrative Borrower by the Administrative Agent at the option of the Required Lenders (provided that such notice shall not be required after acceleration or upon the occurrence of an Event of Default under Section 8.1(h) or (i)), the Borrowers, jointly and severally, shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans (including all Swingline Loans) and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

(d)           Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.  Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date.  Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date.  Interest on each Swingline Loan shall be payable on the maturity date of such Loan, which shall be the last day of the Interest Period applicable thereto, and on the Revolving Commitment Termination Date.  Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.  All Default Interest shall be payable on demand.

(e)           The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Administrative Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13.        Fees.

(a)           The Borrowers, jointly and severally, shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Administrative Borrower and the Administrative Agent, including, without limitation, those required by the Fee Letter.

(b)           The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum on the average daily amount of the unused Revolving Commitment of such Lender during the Availability Period.  For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)           The Borrowers, jointly and severally, agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.12(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum upon delivery of written notice as provided for in Section 2.12(c).

(d)           The Borrowers, jointly and severally, shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fee previously agreed upon by the Administrative Borrower and the Administrative Agent, which shall be due and payable on the Closing Date.

(e)           Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2007, and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

Section 2.14.        Computation of Interest and Fees.

All computations of interest and fees hereunder shall be made on the basis of, with respect to Base Rate Loans, a year of 365 or 366 days, as applicable, and with respect to Eurodollar Loans and Adjusted LIBO Rate Loans, a year of 360 days, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed).  Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes, absent manifest error.

Section 2.15.        Inability to Determine Interest Rates.  If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i)             the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)            the Administrative Agent shall have received notice from the Required Lenders that such Lenders have determined that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period (such notice to set forth such determination in reasonable detail), the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Administrative Borrower and to the Lenders as soon as practicable thereafter, setting forth such determination in reasonable detail.  In the case of Eurodollar Loans, until the Administrative Agent shall notify the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the

Borrowers prepay such Loans in accordance with this Agreement.  Unless the Administrative Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

Section 2.16.        Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent thereof in reasonable detail, the Administrative Agent shall promptly give notice thereof in reasonable detail to the Administrative Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended.  In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.17.        Increased Costs.

(a)           If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)            impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrowers, jointly and severally, shall promptly pay, upon written notice (in reasonable detail) from and demand by such Lender on the Administrative Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Administrative Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrowers, jointly and severally, shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the Administrative Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding on the Borrowers, absent manifest error.  The Borrowers, jointly and severally, shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation so long as the Administrative Borrower is given written notice within one hundred eighty (180) days after the Lender or Issuing Bank has received actual notice of the occurrence of the relevant circumstance giving rise to such increased costs.

(e)           Each Lender agrees that (i) if it makes any demand for payment under the above subsections or Section 2.18 below, or if any adoption or change of the type described in above or Section 2.18 shall occur with respect to it, it will use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate an alternate Applicable Lending Office if the making of such a designation would materially reduce or obviate the need for the Borrowers to make payments under the above subsections or Section 2.18, or would eliminate or materially reduce the effect of any adoption or change described in the above subsections or Section 2.18 or (ii) if such Lender (x) is unable to designate an alternate Applicable Lending Office which would result in the conditions described in the above subsections or Section 2.18 no longer being applicable to such Lender or (y) has refused to consent to a proposed change, waiver, discharge or release with respect to this Agreement or any other Loan Document which has been approved by the Required Lenders and, in the case of this clause (y), no Event of Default then exists, it will, upon at least 15 Business Days’ notice from the Administrative Borrower to such Lender and the Administrative Agent, assign, pursuant to and in accordance with the provisions of Section 10.4, to one or more assignees designated by the Administrative Borrower all, but not less than all, of such Lender’s rights and obligations hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the principal outstanding balance of the Loans and Revolving Credit Exposure then owing to such Lender plus any accrued but unpaid interest thereon and any accrued but unpaid fees owing thereto and, in addition, all additional costs and reimbursements and indemnities, if any, owing in respect of such Lender’s Commitment hereunder (or in respect of the principal outstanding balance of the Loans and Revolving Credit Exposure then owing to such Lender) at such time shall be paid to such Lender.

Section 2.18.        Funding Indemnity.  In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure by any Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrowers, jointly and severally, shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrowers failed to borrow, convert or continue such Eurodollar Loan.  A certificate as to any additional amount payable under this Section 2.18 submitted to the Administrative Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive and binding on the Borrowers, absent manifest error.

Section 2.19.        Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrowers, jointly and severally, shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive and binding on the Borrowers, absent manifest error.  If any Indemnified Taxes or Other Taxes for which the Administrative Agent, a Lender or an Issuing Bank has received indemnification from the Borrowers hereunder shall be finally determined by a non-appealable judgment of a court of competent jurisdiction to have been incorrectly or illegally asserted and are refunded to the Administrative Agent, such Lender or such Issuing Bank, the Administrative Agent, such Lender or such Issuing Bank, as the case may be, shall promptly forward to the Borrower any such refunded amount (after deduction of any Indemnified Tax or Other Taxes paid or payable by a Lender or an Issuing Bank as a result of such refund), not exceeding the increased amount paid by the Borrower pursuant to this Section 2.19.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Administrative Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.  Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Administrative Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrowers hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as

“portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrowers hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of a Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to a Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP.  Each such Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation).  In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each such Foreign Lender shall promptly notify the Administrative Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Administrative Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.20.        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.17, 2.18 or 2.19, or otherwise) no later than 12:00 noon (New York time) on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.17, 2.18 and 2.19 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c), 2.20(d), 2.21(d) or (e) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender under the Loan Documents to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)            If a Business Sweep Account Agreement is in effect, payment of Swingline Loans shall also be made in accordance with the terms of the Business Sweep Account Agreement.

Section 2.21.        Letters of Credit.

(a)           During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.21(d), agrees to issue, at the request of the Administrative Borrower, Letters of Credit for the account of the Borrowers on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; and (ii) the Borrowers may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount.  Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (i) on the Closing Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit.  Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b)           To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Administrative Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrowers shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)           At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.21(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)           The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof.  The Issuing Bank shall notify the Administrative Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their joint and several obligations to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement.  The Borrowers shall be irrevocably and unconditionally, and jointly and severally, obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind.  Unless the Administrative Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. (New York time) on the Business Day immediately prior to the date on which such drawing is honored that the Borrowers intend to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrowers shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedents set forth in Section 3.2 hereof shall not be applicable.  The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.5.  The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e)           If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred.  Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by any Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank.  Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative

Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrowers or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f)            To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.12(c).

(g)           If any Event of Default shall occur and be continuing, on the Business Day that the Administrative Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 8.1.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the joint and several obligations of the Borrowers under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Each Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the joint and several reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrowers under this Agreement and the other Loan Documents.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

(h)           Promptly following the end of each calendar quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Administrative Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter.  Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)            The Borrowers’ joint and several obligations to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)             Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)            The existence of any claim, set-off, defense or other right which any Borrower or any Subsidiary of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)           Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)           Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)            Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.21, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or

(vi)           The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)            Each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

Section 2.22.        Increase of Commitments; Additional Lenders.

(a)           So long as no Event of Default has occurred and is continuing, from time to time on or after the Closing Date, Borrowers may, upon at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender),  propose to increase the Aggregate Revolving Commitments by an amount not to exceed $100,000,000 (the amount of any such increase, the “Additional Commitment Amount”).  Each Lender shall have the right for a period of 15 days following receipt of such notice, to elect by written notice to the Administrative Borrower and the Administrative Agent to increase its Revolving Commitment by a principal amount equal to its Pro Rata Share of the Additional Commitment Amount.  No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender.

(b)           If any Lender shall not elect to increase its Revolving Commitment pursuant to subsection (a) of this Section 2.22, the Administrative Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed.  The sum of the increases in the Revolving Commitments of the existing Lenders pursuant to this subsection (b) plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.

(c)           An increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.22 shall become effective upon the receipt by the Administrative Agent of a supplement or joinder in form and substance reasonably satisfactory to the Administrative Agent executed by the Borrowers and by each Additional Lender and by each other Lender whose Revolving Commitment is to be increased, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Notes evidencing such increase in the Commitments, and such evidence of appropriate corporate authorizations on the part of the Borrowers with respect to the increase in the Revolving Commitments and such opinions of counsel for the Borrowers with respect to the increase in the Revolving Commitments as the Administrative Agent may reasonably request.

(d)           Upon the acceptance of any such agreement by the Administrative Agent, the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Revolving Commitments added through such agreement and Schedule II shall automatically be deemed amended to reflect the Revolving Commitments of all Lenders after giving effect to the addition of such Revolving Commitments.

(e)           Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.22 that is not pro rata among all Lenders, (x) within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, the Borrowers shall prepay such Loans in their entirety and, to the extent the Borrowers elect to do so and subject to the conditions specified in Article III, the Borrowers shall reborrow Loans from the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Revolving Commitments.  Such prepayments may be made with Loans borrowed in the manner provided under this subsection.

Section 2.23.        Intentionally Deleted.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1.           Conditions To Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document (including, without limitation, those required by the Fee Letter) and under any agreement in connection herewith or therewith with the Administrative Agent or SunTrust Capital Markets, Inc., as Arranger.

(b)           The Administrative Agent (or its counsel) shall have received the following:

(i)             a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy or a portable data format (PDF) transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)            duly executed Revolving Credit Notes payable to such Lender and the Swingline Note payable to the Swingline Lender;

(iii)           the Subsidiary Guaranty Agreement duly executed by each Subsidiary of the Borrowers, other than (A) Subsidiaries that are not Material Subsidiaries of the Borrowers, so long as the Subsidiaries executing the Subsidiary Guaranty Agreement collectively meet the Aggregate Subsidiary Threshold or (B) any direct or indirect Subsidiary of the Borrowers organized in a jurisdiction outside the United States where the guarantee of the Obligations by such Subsidiary would result in adverse U.S. federal income tax consequences to any Borrower.

(iv)           Intentionally deleted;

(v)            the Security Agreement duly executed by each Loan Party, together with (A) UCC financing statements and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly executed by the Loan Parties, (B) copies of favorable UCC, tax, judgment and fixture lien search reports, or updates thereof, if applicable, in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties requested by the Lenders, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances, (C) a Perfection Certificate duly completed and executed by each of the Borrowers, (D) duly executed Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, if applicable, (E) a certified copy of all leases of Real Estate leased in Ogden, Utah, Jacksonville, Florida, and Summerville, South Carolina, and (F) landlord waivers with respect to the Real Estate leased in Ogden, Utah, Jacksonville, Florida, and Summerville, South Carolina, in form and substance reasonably satisfactory to the Administrative Agent, and in the case of each of clauses (C), (E) and (F), receipt of which is acknowledged by the Administrative Agent’s signature to this Agreement;

(vi)           duly executed Control Account Agreements with each bank that maintains deposit accounts, and each securities intermediary that maintains investment accounts, on behalf of any Loan Party on the Closing Date, as reasonably requested by the Administrative Agent, receipt of which is acknowledged by the Administrative Agent’s signature to this Agreement;

(vii)          duly executed Pledge Agreements, pursuant to which 100% of the Capital Stock of AAI and all of its Subsidiaries (but limited to 65% of the voting Capital Stock and 100% of the non-voting Capital Stock for any Non-U.S. Subsidiary) shall be pledged to the Administrative Agent, together with (A) original stock certificates evidencing the issued and outstanding shares of Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreements, and (B) stock powers or other appropriate instruments of transfer executed in blank;

(viii)         the duly executed Mortgages covering all owned Real Estate (except the Goose Creek Facility), and duly executed counterparts of the other Real Estate Documents together with:  (a) title insurance policies for all owned Real Estate (with no exception for survey), reasonably satisfactory in form and substance to Administrative Agent; (b) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary, in the judgment of Administrative Agent, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on each such Mortgaged Property in favor of Administrative Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law); and (c) in the case of the Deed of Trust, a date down endorsement to the title insurance policy insuring the lien thereof, insuring the lien of the Deed of Trust, which endorsement shall also (1) advance the effective date of such policy to the Closing Date, (2) update the exception for the lien of taxes to refer to those not yet due and payable, and (3) contain no new exceptions or objections to title except as the Administrative Agent may otherwise consent in writing (the “Date Down Endorsement”), and in the case of each of clauses (a) and (b), receipt of which is acknowledged by the Administrative Agent’s signature to this Agreement;

(ix)            satisfactory field examinations of all Accounts and Inventory and other personal property reasonably requested by the Administrative Agent, in each case completed by auditors and appraisers selected by the Administrative Agent, receipt of which is acknowledged by the Administrative Agent’s signature to this Agreement;

(x)             environmental database search reports on all Mortgaged Properties, dated no more than 6 months prior to the Closing Date, and the Administrative Agent shall be reasonably satisfied with the contents thereof, receipt of which is acknowledged by the Administrative Agent’s signature to this Agreement;

(xi)            Intentionally deleted;

(xii)           certificates of insurance, in form and detail acceptable to the Administrative Agent, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrowers and all Guarantors, including insurance covering the tangible Collateral owned or leased by the Loan Parties, in each case naming the Administrative Agent as loss payee or additional insured, as the case may be, together with a lender’s loss payable endorsement in form and substance reasonably satisfactory to the Administrative Agent, receipt of which is acknowledged by the Administrative Agent’s signature to this Agreement;

(xiii)          a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(xiii), attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(xiv)         certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(xv)          a favorable written opinion of counsel to the Loan Parties, including opinions in respect of the laws of each state where such entities were organized, where any real property Collateral is located, and of each country where the Capital Stock of any Non-U.S. Subsidiary is being pledged, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(xvi)         a certificate in the form of Exhibit 3.1(b)(xvi), dated the Closing Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct and (z) since the date of the consolidated financial statements of UIC described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(xvii)        certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any material Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Loans or any transaction being financed with the proceeds thereof shall be ongoing;

(xviii)       copies of (A) the quarterly financial statements of UIC and its Subsidiaries on a consolidated and consolidating basis for the Fiscal Quarter ending on March 31, 2007, and (B) the audited consolidated and unaudited consolidating financial statements for UIC and its Subsidiaries for the Fiscal Years ending December 31, 2004, 2005 and 2006, receipt of which, in each case, is acknowledged by the Administrative Agent’s signature to this Agreement;

(xix)          a duly completed and executed certificate of the type described in Section 5.1(b) including calculations of the financial covenants set forth in Article VI hereof as of March 31, 2007;

(xx)           certified copies of all agreements, indentures or notes governing the terms of any Material Indebtedness and all other material agreements, documents and instruments to which any Loan Party or any of its assets are bound; and

(xxi)          if reasonably required by the Administrative Agent, a duly completed and executed Form U-1, as required by Regulation U has been delivered to the Administrative Agent.

Section 3.2.           Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)           at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)           at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto, except for such representations and warranties of a Loan Party that relate expressly to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date;

(c)           since the date of the financial statements of UIC described in Section 4.4, there shall have been no change which has had or would reasonably be expected to have a Material Adverse Effect;

(d)           the Administrative Borrower shall have delivered the required Notice of Borrowing; and

(e)           the Administrative Agent shall have received from the Administrative Borrower such other documents, certificates or information (but not including third party reports or examinations) as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

Section 3.3.           Delivery of Documents.  All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1.           Existence; Power.  Each Borrower and each of their Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.           Organizational Power; Authorization.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action.  This Agreement has been duly executed and delivered by each Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of such Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.           Governmental Approvals; No Conflicts.  The execution, delivery and performance by each Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not materially violate any Requirements of Law applicable to any Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a material default under any indenture, material agreement or other material instrument binding on any Borrower or any of their Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by any Borrower or any of their Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or any of their Subsidiaries, except Liens (if any) created under the Loan Documents and other Liens permitted expressly by this Agreement.

Section 4.4.           Financial Statements.  The Borrowers have furnished to the Administrative Agent (i) the audited consolidated and unaudited consolidating balance sheet of UIC and its Subsidiaries as of December 31, 2006 and the related consolidated and consolidating statements of income and cash flows for the Fiscal Year then ended prepared by KPMG LLP (in the case of consolidated financial statements) and (ii) the unaudited consolidated and consolidating balance sheet of UIC and its Subsidiaries as of March 31, 2007, and the related unaudited consolidated and consolidating statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer.  Such financial statements fairly present the consolidated and consolidating financial condition of UIC and its Subsidiaries as of such dates and the consolidated and consolidating results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments in the case of the statements referred to in clause (ii).  Since December 31, 2006, there have been no changes with respect to the Borrowers and their Subsidiaries taken as a whole, in each case which have had or would reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5.           Litigation and Environmental Matters.

(a)           Other than litigation, investigations or proceedings disclosed in any public Securities and Exchange Commission filings by UIC prior to the Closing Date, no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Borrower, overtly threatened against or affecting any Borrower or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)           Except for the matters set forth on Schedule 4.5, no Borrower nor any of their Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice or to its knowledge any other notice of any claim with respect to any Environmental Liability or (iv) knows of any reasonable basis for any Environmental Liability, in each case of (i), (ii), (iii) or (iv) which could reasonably be expected to have a Material Adverse Effect.

Section 4.6.           Compliance with Laws and Agreements.  The Borrowers and their Subsidiaries are in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.           Investment Company Act, Etc.  No Borrower nor any of their Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8.           Taxes.  The Borrowers and their Subsidiaries and each other Person for whose taxes any Borrower or any of their Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which a Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.  The charges, accruals and reserves on the books of UIC and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9.           Margin Regulations.  None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any Margin Stock with the respective meanings of each of such terms under Regulation U (other than repurchases of the Capital Stock of UIC permitted by this Agreement) or for any purpose that violates the provisions of Regulation U.  No Borrower nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  Margin Stock constitutes less than 25% of those assets of the Borrowers and their Subsidiaries, on a consolidated basis, which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 4.10.        ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan in excess of an amount that would reasonably be expected to result in liability of the Borrowers and their Subsidiaries having a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans in excess of an amount that would reasonably be expected to result in liability of the Borrowers and their Subsidiaries having a Material Adverse Effect.

Section 4.11.        Ownership of Property.

(a)           Each Borrower and its Subsidiaries has good title to, or valid leasehold interests in, as applicable, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of UIC referred to in Section 4.4 or purported to have been acquired by any Borrower or such Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are material to the business or operations of the Borrowers and their Subsidiaries are valid and subsisting and are in full force.

(b)           Each of the Borrowers and their Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrowers and their Subsidiaries does not infringe on the rights of any other Person except to the extent such non-possession or infringement would reasonably be expected to have a Material Adverse Effect.

(c)           The properties of the Borrowers and their Subsidiaries are insured with insurance companies that are not Affiliates of the Borrowers and their Subsidiaries, the selection of which is consistent with sound corporate practices and customary for the respective businesses, and such insurance in such amounts with such deductibles and covering such risks as are consistent with sound corporate practices and customary for the respective businesses, naming the Administrative Agent as an additional insured and mortgage loss payee.

Section 4.12.        Disclosure.  The Borrowers have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which any Borrower and any of their Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the reports (including without limitation all reports that UIC is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of a Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading in any material respect.

Section 4.13.        Labor Relations.  There are no strikes, lockouts or other material labor disputes or grievances against the Borrowers or any of their Subsidiaries, or, to any Borrower’s knowledge, overtly threatened against or affecting any Borrower or any of their Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against any Borrower or any of their Subsidiaries, or to any Borrower’s knowledge, threatened against any of them before any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.  All payments due from any Borrower or any of their Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of such Borrower or any such Subsidiary, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.14.        Subsidiaries.  Schedule 4.14 sets forth the name of, the ownership interest in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary of each Borrower and identifies each Subsidiary that is a Subsidiary Loan Party, a Non-U.S. Subsidiary and/or a Material Subsidiary of a Borrower, in each case as of the Closing Date.

Section 4.15.        Solvency.  After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, each Loan Party will be Solvent.

Section 4.16.        OFAC.  No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.17.        Patriot Act.  Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.18.        Security Documents.  (a) The Pledge Agreements are effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in the Pledge Agreements) and, when such Collateral is delivered to the Administrative Agent, together with stock powers duly executed in blank, the Pledge Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person.

(b) (i)      The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, (ii) when UCC financing statements in appropriate form are filed in the offices specified on Schedule 2 to the Perfection Certificate, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Copyrights, Trademarks and Patents), prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2.

(c)           When the UCC financing statements referenced in clause (b)(ii) above are made and when the Patent Security Agreement and Trademark Security Agreement are filed in the United States Patent and Trademark Office and the Copyright Security Agreement is filed in the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person.

(d)           Each Mortgage, when duly executed and delivered by the relevant Loan Party, will be, and the Deed of Trust is, effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and the Deed of Trust, having been filed in the real estate records in Baltimore County, Maryland, constitutes, and the other Mortgages that may be delivered under Section 5.10(d)(v), when filed in the applicable real estate records shall constitute, a Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, subject to the exceptions listed in each title insurance policy covering such Mortgage.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding (other than indemnities and other similar contingent obligations surviving the termination of this Agreement for which no claim has been made and which are unknown and not calculable at the time of termination and those Obligations relating to the Hedging Obligations):

Section 5.1.           Financial Statements and Other Information.  The Administrative Borrower will deliver to the Administrative Agent:

(a)           promptly after filing, and in any event, within three days thereafter, copies of material reports, proxy statements and other material documents filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be, including, without limitation, all of UIC’s Forms 10-K and 10-Q, provided, however, that the Administrative Borrower shall be deemed to have delivered the reports referred to herein upon, if applicable, their filing with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange.  UIC hereby agrees to timely file all of the foregoing, when and as required by the Securities Exchange Act of 1934, as amended, and each periodic report shall contain the consolidated and, so long as required by GAAP, consolidating financial statements of UIC and its Subsidiaries, which statements shall include a balance sheet, income statement and statement of cash flows;

(b)           within fifteen (15) days after the filing of the periodic financial statements referred to in clause (a) above, a Compliance Certificate signed by a Responsible Officer, which Compliance Certificate shall (a) include a certification as to statements consistent with the applicable requirements of the Securities and Exchange Commission, (b) include a certification as to whether there exists a Default or Event of Default on the date of such Compliance Certificate, and if a Default or an Event of Default exists, specifying the details thereof and the action which Borrowers have taken or propose to take with respect thereto, (c) set forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, and (d) state whether any change in GAAP or the application thereof applicable to the Borrowers has occurred since the date of UIC’s most recent audited financial statements delivered in connection with Section 4.4, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(c)           within fifteen (15) days after the filing of the annual financial statements referred to in clause (a) above, a certificate of the chief financial officer or the chief legal officer of UIC setting forth the information required pursuant to Section 1, 2, 7, 8 and 9 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section.

(d)           promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrowers or any of their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Section 5.2.           Notices of Material Events.  The Administrative Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of any Borrower, affecting any Borrower or any of their Subsidiaries which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any event or any other development by which any Borrower or any of their Subsidiaries (i) fails to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives written notice or to its knowledge any other notice of any claim with respect to any Environmental Liability, or (iv) has actual knowledge of any reasonable basis for the imposition on any Borrower or any of its Subsidiaries of any Environmental Liability and in each of the preceding clauses (i), (ii), (iii) or (iv), which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)           the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of any Borrower or any of their Subsidiaries having a Material Adverse Effect.

(e)           to their knowledge, the occurrence of any default or event of default, or the receipt by any Borrower or any of their Subsidiaries of any written notice of an alleged default or event of default, with respect of any Material Indebtedness of any Borrower or any of their Subsidiaries;

(f)            any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization, as well as notice of the destruction or damage to any material portion of the Collateral; and

(g)           any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3.           Existence; Conduct of Business.  Each Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective material rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names necessary to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4.           Compliance with Laws, Etc. Each Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.5.           Payment of Obligations.  Each Borrower will, and will cause each Restricted Subsidiary to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien other than Permitted Encumbrances) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings (including appellate proceedings), and (b) such Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.6.           Books and Records. Each Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of UIC in conformity with GAAP.

Section 5.7.           Visitation, Inspection, Etc.  Each Borrower will, and will cause each Restricted Subsidiary to, permit any representative of the Administrative Agent to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times during business hours and as often as the Administrative Agent may reasonably request after reasonable prior notice to the Administrative Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.  Notwithstanding the foregoing, if no Default or Event of Default has occurred, any such visitation and inspection occurring more than three times in any Fiscal Year shall be at the expense of the Administrative Agent and the Lenders.  If an Event of Default has occurred and is continuing, AAI will, upon request of the Administrative Agent, obtain an appraisal of the Hunt Valley, Baltimore County, Maryland Real Estate subject to a Mortgage from an appraiser reasonably acceptable to the Administrative Agent, and to the extent the value of such Real Estate is greater than $30,000,000, AAI will execute (i) an amendment to the Deed of Trust increasing the limit on the Obligations secured by the Deed of Trust to the appraised value, (ii) obtain a title endorsement in form and substance reasonably satisfactory to Administrative Agent insuring such amendment and (iii) pay all recording, intangible or other taxes due in connection therewith and executing any tax affidavits in connection therewith requested by the Administrative Agent.

Section 5.8.           Maintenance of Properties; Insurance.  Each Borrower will, and will cause each Restricted Subsidiary to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with insurance companies that are not Affiliates of any Borrower nor any of their Subsidiaries, the selection of which is consistent with sound corporate practices and customary for the respective businesses,  (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against such casualties and contingencies and of such types and in such amounts as are consistent with sound corporate practices and are customary in their respective businesses and (b) all insurance required to be maintained pursuant to the Security Documents, and will, upon reasonable request of the Administrative Agent, furnish to each Lender at reasonable intervals (but in no event more frequently than once per calendar year, unless there has occurred an Event of Default) a certificate of a Responsible Officer of each Borrower setting forth the nature and extent of all insurance maintained by each Borrower and each Restricted Subsidiary in accordance with this Section 5.8, and (c) at all times shall name the Administrative Agent as additional insured on all liability insurance policies of each Borrower and each Restricted Subsidiary and as loss payee (pursuant to the loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of each Borrower and each Restricted Subsidiary.

Section 5.9.           Use of Proceeds and Letters of Credit.  The Borrowers will use the proceeds of all Loans first, to refinance Indebtedness existing on the Closing Date and owing to the Existing Lenders under the Existing Credit Agreement, if any, and to pay related fees and expenses, and next, to finance a share repurchase program of UIC, working capital needs, Permitted Acquisitions, capital expenditures and for other general corporate purposes of the Borrowers and their Subsidiaries.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.  All Letters of Credit will be used for general corporate purposes.

Section 5.10.        Additional Subsidiaries.

(a)           In the event that any Person becomes both a Domestic Subsidiary and a Material Subsidiary of a Borrower, whether pursuant to an acquisition or otherwise, (x) the Administrative Borrower shall promptly notify the Administrative Agent and the Lenders of the creation or acquisition of such Subsidiary and (y) within thirty (30) days thereafter, the Borrowers shall cause such Person to become a Subsidiary Loan Party, as provided in clause (d) below, and shall pledge, or cause any Person owning Capital Stock of such Person to pledge, all Capital Stock of such Person to the Administrative Agent as security for the Obligations by executing and delivering a new Pledge Agreement or a joinder to an existing Pledge Agreement, and delivering the original stock certificates evidencing such Capital Stock to the Administrative Agent, together with appropriate stock powers executed in blank.

(b)           If, at any time, the aggregate revenue or assets (on a non-consolidated basis) of the Borrowers and their Subsidiaries that are then Subsidiary Loan Parties are less than the Aggregate Subsidiary Threshold, then the Borrowers shall cause one or more other Subsidiaries to become additional Subsidiary Loan Parties, as provided in clause (d) below, within thirty (30) days after such revenues or assets become less than the Aggregate Subsidiary Threshold so that after including the revenue and assets of any such additional Subsidiary Loan Parties, the aggregate revenue and assets (on a non-consolidated basis) of the Borrowers and all such Subsidiary Loan Parties would equal or exceed such Aggregate Subsidiary Threshold.

(c)           The Borrowers may elect at any time to have any Subsidiary become an additional Subsidiary Loan Party as provided in clause (d) below.  Upon the occurrence and during the continuation of any Event of Default, if the Required Lenders so direct, the Borrowers shall (i) cause all of their Subsidiaries to become additional Subsidiary Loan Parties, as provided in clause (d) below, within ten (10) Business Days after the Administrative Borrower’s receipt of written confirmation of such direction from the Administrative Agent.

(d)           A Subsidiary shall become a Subsidiary Loan Party by (i) executing and delivering to the Administrative Agent joinders, in form and substance reasonably satisfactory to the Administrative Agent, to the Subsidiary Guaranty Agreement, Security Agreement and, to the extent such Subsidiary owns Capital Stock of another Person, the applicable Pledge Agreement, (ii) executing and delivering to the Administrative Agent a Copyright Security Agreement, a Patent Security Agreement and a Trademark Security Agreement to the extent such Subsidiary owns any Copyrights, Patents or Trademarks, as applicable, (iii) filing, or at the request of the Administrative Agent authorizing the filing of, all such UCC financing statements or similar instruments required by the Administrative Agent to perfect Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (iv) delivering the original stock certificates evidencing any Capital Stock pledged by such Person to the Administrative Agent, together with appropriate stock powers executed in blank, (v) granting Liens in favor of the Administrative Agent in all owned Real Estate and in all leased Real Estate with a remaining lease term of five years or more or otherwise deemed material by the Administrative Agent in its reasonably discretion by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall reasonably require, and (vi) delivering all such other documentation (including without limitation, lien searches, title insurance policies, surveys, environmental reports, legal opinions, landlord waivers, and certified organizational documents) and taking all such other actions as such Person would have been required to deliver and take pursuant to Section 3.1 if such Person had been a Subsidiary Loan Party on the Closing Date.

No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Subsidiary Guaranty Agreement.  All joinders and other documents executed or delivered under this Section 5.10 shall be in form and substance reasonably satisfactory to the Administrative Agent.

(e)           In the event that any Person becomes a Non-U.S. Subsidiary owned directly by a Borrower or a Domestic Subsidiary of a Borrower, whether pursuant to an acquisition or otherwise, (x) the Administrative Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) no later than thirty (30) days after such Person becomes a Non-U.S. Subsidiary, or if the Administrative Agent determines in its reasonable discretion that the Borrowers are working in good faith, such longer period as the Administrative Agent shall permit not to exceed sixty (60) additional days, the applicable Borrowers shall, or shall cause its Domestic Subsidiary owning such Person, (i) to pledge all of the Capital Stock of such Non-U.S. Subsidiary (or if the pledge of all of the voting Capital Stock of such Non-U.S. Subsidiary would result in materially adverse tax consequences, then such pledge shall be limited to sixty-five percent (65%) of the voting Capital Stock and one hundred percent (100%) of the non-voting Capital Stock owned by any Borrower or any Domestic Subsidiary, as applicable) to the Administrative Agent as security for the Obligations pursuant to a pledge agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, (ii) to deliver the original stock certificates evidencing such pledged Capital Stock, together with appropriate stock powers executed in blank and (iii) to deliver all such other documentation (including without limitation, lien searches, legal opinions, landlord waivers, and certified organizational documents) and to take all such other actions as such Borrower or such Domestic Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Non-U.S. Subsidiary on the Closing Date.

Section 5.11.        Casualty and Condemnation.  The Administrative Borrower (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or preceding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net proceeds of any settlement or payment in respect of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

Section 5.12.        Controlled Accounts.

(a)           Intentionally Deleted.

(b)           Each Borrower shall, and shall cause each Restricted Subsidiary to, maintain all domestic deposit and disbursement bank accounts and investment accounts with the Administrative Agent, one of its affiliates or with other financial institutions or securities intermediaries that (together with the applicable Loan Party) have executed and delivered to the Administrative Agent Control Account Agreements, in form and substance reasonably acceptable to the Administrative Agent.

Section 5.13.        Intentionally Deleted.

Section 5.14.        Further Assurances.  Each Borrower will, and will cause each Restricted Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

Section 5.15.        Post-Closing Requirements.  Each Borrower shall and shall cause each Restricted Subsidiary to deliver to the Administrative Agent:

(a)           no later than 30 days after the Closing Date, the Date Down Endorsement; and

(b)           AAI Corporation shall come into good standing in the state of Ohio within 60 days or such later time as shall be agreed to by the Administrative Agent.

ARTICLE VI

FINANCIAL COVENANTS

Each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding (other than indemnities and other similar contingent obligations surviving the termination of this Agreement for which no claim has been made and which are unknown and not calculable at the time of termination and those Obligations relating to the Hedging Obligations):

Section 6.1.           Leverage Ratio.  The Borrowers and their Subsidiaries will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2007, a Leverage Ratio of not greater than 3.75:1.00.

Section 6.2.           Fixed Charge Coverage Ratio.  The Borrowers and their Subsidiaries will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2007, a Fixed Charge Coverage Ratio of not less than 1.35:1.00.

Section 6.3.           Intentionally Deleted.

Section 6.4.           Intentionally Deleted.

Section 6.5.           Intentionally Deleted.

ARTICLE VII

NEGATIVE COVENANTS

Each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding (other than indemnities and other similar contingent obligations surviving the termination of this Agreement for which no claim has been made and which are unknown and not calculable at the time of termination and those Obligations relating to the Hedging Obligations):

Section 7.1.           Indebtedness and Preferred Equity.

(a)           No Borrower will, nor will any Borrower permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness incurred by a Borrower and owing to another Borrower or a Subsidiary Loan Party or Indebtedness of any Subsidiary to a Borrower or to another Subsidiary Loan Party of the Borrowers), if, after giving effect thereto, an Event of Default would occur and be continuing.

(b)           No Borrower will, nor will any Borrower permit any Restricted Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by any Borrower or such Restricted Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.

Section 7.2.           Negative Pledge.  No Borrower will, nor will any Borrower permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, if, after giving effect thereto, an Event of Default would occur and be continuing, provided, however, no Borrower will, nor will any Borrower permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, of the following types:

(a)           Liens securing Hedging Obligations, unless such Liens secure all other Obligations on a basis at least pari passu with Liens securing such Hedging Obligations and subject to the priority of payments set forth in Section 2.20 and Section 8.2 of this Agreement;

(b)           Liens on the Collateral or any Real Estate other than:

(i)             Liens securing the Obligations;

(ii)            Permitted Encumbrances;

(iii)           Liens on any property or asset of any Borrower or any Restricted Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of any Borrower or any such Restricted Subsidiary;

(iv)           purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (ii) such Lien does not extend to any other asset; and (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(v)            any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of a Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into a Borrower or any Subsidiary of a Borrower or (iii) existing on any asset prior to the acquisition thereof by a Borrower or any Subsidiary of a Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition; and

(vi)           extensions, renewals, or replacements of any Lien referred to in the foregoing clauses (i) through (iv); provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3.           Fundamental Changes.

(a)           No Borrower will, nor will any Borrower permit any Restricted Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Restricted Subsidiary (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) a Borrower may merge with a Person if a Borrower is the surviving Person, (ii) any Subsidiary Loan Party may merge into another Subsidiary Loan Party, (iii) a Borrower and any Restricted Subsidiary may merge with a Person if a Borrower or such Restricted Subsidiary is the surviving Person (unless another Subsidiary Loan Party is the surviving Person), (iv) any Subsidiary Loan Party may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to a Borrower or to a Subsidiary Loan Party and (v) any Subsidiary (other than a Restricted Subsidiary) may liquidate or dissolve if UIC determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b)           No Borrower will, nor will any Borrower permit any of its Subsidiaries to, engage in any business other than businesses of the type presently conducted by UIC and its Subsidiaries and such other businesses reasonably related thereto.

Section 7.4.           Investments, Loans, Etc.  No Borrower will, nor will any Borrower permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, engage in any Permitted Acquisition, make any Permitted Other Investments, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, if, after giving effect thereto, an Event of Default would occur and be continuing, except for:

(a)           Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b)           Permitted Investments;

(c)           Guarantees constituting Indebtedness permitted by Section 7.1; provided, that the aggregate principal amount of Indebtedness of the Borrowers’ Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) hereof;

(d)           Investments made by a Borrower in or to any Subsidiary and by any Subsidiary to a Borrower or in or to another Subsidiary of a Borrower; provided, that the aggregate amount of Investments by Loan Parties in or to, and Guarantees by Loan Parties of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $1,000,000 at any time outstanding;

(e)           loans or advances to employees, officers or directors of the Borrower or any Subsidiary of the Borrower in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $500,000 at any time;

(f)            Hedging Transactions permitted by Section 7.10; and

(g)           other Investments which in the aggregate do not exceed $1,000,000 in any Fiscal Year.

Notwithstanding anything herein to the contrary, an acquisition by the Borrowers or any of their Subsidiaries of a majority of the Capital Stock or other ownership interests of another entity, or the assets of another entity or a division or other business segment or unit thereof, whether through purchase, merger, or other business combination or transaction shall require the consent of the Required Lenders unless such transaction constitutes a Permitted Acquisition.

Section 7.5.           Restricted Payments.  No Borrower will, nor will any Borrower permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the Obligations of the Borrowers or any Guarantee thereof or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for:

(a)           dividends payable by a Borrower solely in shares of any class of its common stock;

(b)           Restricted Payments made by any Subsidiary of a Borrower to such Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by such Borrower and other wholly owned Subsidiaries;

(c)           scheduled quarterly dividends paid on the Capital Stock of UIC and interest on such subordinated Indebtedness, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(d)           Intentionally Deleted;

(e)           Permitted Dividends; and

(f)            dividends and distributions on, and redemptions and repurchases of, the Capital Stock of AAI paid to UIC to fund, on a substantially simultaneous basis, Restricted Payments permitted under clause (e) above and Permitted Other Investments.

Section 7.6.           Sale of Assets.  No Borrower will, nor will any Borrower permit any Restricted Subsidiary to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than a Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a)           the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b)           the sale of inventory and Permitted Investments in the ordinary course of business; and

(c)           as may be permitted expressly by Section 7.3(a)(iv).

Section 7.7.           Transactions with Affiliates.  No Borrower will, nor will any Borrower permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrowers or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, and (b) transactions between or among any Borrower and any Subsidiary Loan Party not involving any other Affiliates.

Section 7.8.           Restrictive Agreements.  No Borrower will, nor will any Borrower permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any Restricted Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Restricted Subsidiary of any Borrower to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to any Borrower or any other Restricted Subsidiary of a Borrower, to Guarantee Indebtedness of any Borrower or any other Restricted Subsidiary of a Borrower or to transfer any of its property or assets to any Borrower or any Restricted Subsidiary of a Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

Section 7.9.           Sale and Leaseback Transactions.  No Borrower will, nor will any Borrower permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property (other than the Goose Creek Facility), real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10.        Hedging Transactions.  No Borrower will, nor will any Borrower permit any Restricted Subsidiary to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which any Borrower or any Subsidiary of a Borrower is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, each Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which any Borrower or any Restricted Subsidiary is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.  Notwithstanding anything to the contrary contained herein, no Borrower will, nor will any Borrower permit any Restricted Subsidiary to, enter into any Hedging Transaction, other than Hedging Transactions entered into with a Lender.

Section 7.11.        Amendment to Material Documents. No Borrower will, nor will any Borrower permit any Restricted Subsidiary to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders under (a) its certificate of incorporation, bylaws or other organizational documents and (b) the Convertible Notes or the Convertible Notes Indenture.  Notwithstanding the other provisions of this Section, UIC shall be permitted to change its name, as registered with the Secretary of State offices of the State of Delaware and the State of Maryland, to AAI Technologies, Inc., or a similar name at the discretion of UIC; provided that the Administrative Borrower shall give the Administrative Agent contemporaneous notice of such change and shall deliver the certified evidence of such name change upon UIC’s receipt from the State of Delaware and the State of Maryland, and UIC hereby authorizes the Administrative Agent to file such UCC financing statements, financing statement amendments or terminations or other filings as are deemed necessary by the Administrative Agent.

Section 7.12.        Intentionally Deleted.

Section 7.13.        Accounting Changes.  No Borrower will, nor will any Borrower permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of any Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of UIC.

Section 7.14.        Intentionally Deleted.

Section 7.15.        Intentionally Deleted.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.           Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)           a Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)           a Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) Business Days; or

(c)           any representation or warranty made or deemed made by or on behalf of any Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d)           any Borrower shall fail to observe or perform any covenant or obligation contained in Section 5.3 (with respect to such Borrower’s existence) or Articles VI or VII; or

(e)           any Loan Party shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, or 5.3 (other than with respect to such Borrower’s existence), and such failure shall remain unremedied for ten (10) Business Days after the earlier of (i) any officer of any Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to Administrative Borrower by the Administrative Agent or any Lender; or

(f)            any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b), (d) and (e) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of any Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Administrative Borrower by the Administrative Agent or any Lender; or

(g)           any Borrower or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, and the effect of such failure, event or condition under such Indebtedness is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h)           any Loan Party or any other Material Subsidiary of a Borrower shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Loan Party or any other Material Subsidiary of UIC or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any other Material Subsidiary of UIC or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Borrower or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j)            any Loan Party or any other Material Subsidiary of a Borrower shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k)           an ERISA Event shall have occurred that, in the good faith opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, would reasonably be expected to result in liability to any Borrower or any of its Subsidiaries having a Material Adverse Effect; or

(l)            judgments or orders for the payment of money greater than $1,000,000 in the aggregate excess of applicable insurance where the insurer has acknowledged coverage and is financially sound, and after giving effect to any other final judgment or order in effect reducing or offsetting as a matter of law the amount that may be collected under such final judgment(s) or order(s), and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not be subject to a stay or (ii) there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)          any non-monetary judgment or order shall be rendered against any Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n)           a Change in Control shall occur or exist;

(o)           any provision of any Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Guarantor, or any Guarantor shall so state in writing, or any Guarantor shall seek to terminate its Guaranty Agreement;

(p)           any Lien purported to be created under any Security Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Documents, except as a result of (i) the Administrative Agent’s failure to take any action reasonably requested by the Administrative Borrower in order to maintain a valid and perfected Lien on any Collateral or (ii) any action taken by the Administrative Agent to release any Lien on any Collateral; or

(q)           any “Event of Default” shall have occurred and be continuing under any other Loan Document; or

(r)            intentionally deleted;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Administrative Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

Section 8.2.           Application of Proceeds from Collateral.  All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders after an Event of Default arises shall be applied as follows:

(a)           first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b)           second, to the fees and other reimbursable expenses of the Administrative Agent, Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)           third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)           fourth, to the fees due and payable under Section 2.13(b) and (c) of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e)           fifth, to the aggregate outstanding principal amount of the Revolving Loans, the LC Exposure and, to the extent secured by Liens, the Net Mark-to-Market Exposure of the Borrowers and their Subsidiaries, until the same shall have been paid in full, allocated pro rata among the Lenders and any Affiliates of Lenders that hold Net Mark-to-Market Exposure based on their respective pro rata shares of the aggregate amount of such Revolving Loans, LC Exposure and Net Mark-to-Market Exposure;

(f)            sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 105% of the LC Exposure after giving effect to the foregoing clause fifth;

(g)           seventh, to the obligations of the Borrowers under corporate card agreements, arrangements or programs (including, without limitation, purchasing and travel and entertainment card agreements, arrangements or programs) maintained with any Lender, to the extent then due and payable; and

(h)           to the extent any proceeds remain, to the Borrowers.

All amounts allocated pursuant to the foregoing clauses second through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, however, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.21(g).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1.           Appointment of Administrative Agent.

(a)           Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b)           The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2.           Nature of Duties of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent agrees to make commercially reasonable efforts to deliver to the Lenders all notices delivered to the Administrative Agent.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Administrative Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties.

Section 9.3.           Lack of Reliance on the Administrative Agent.  Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4.           Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.           The Administrative Agent in its Individual Capacity.  The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders,” “Required Lenders,” “holders of Notes,” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Subsidiary or Affiliate of the Borrowers as if it were not the Administrative Agent hereunder.

Section 9.7.           Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Administrative Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Administrative Borrower provided that no Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)           Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the

Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8.           Authorization to Execute other Loan Documents.  Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.9.           Documentation Agent; Syndication Agent.    Each Lender hereby designates KeyBank National Association and PNC Bank, National Association as Co-Documentation Agents and each Lender and each Loan Party agrees that the Co-Documentation Agents shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.  Each Lender hereby designates Citibank, N.A., and JPMorgan Chase Bank, N.A., as Co-Syndication Agents and each Lender and each Loan Party agrees that the Co-Syndication Agents shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Book Managers or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.1.        Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Administrative
Borrower:	United Industrial Corporation
124 Industry Lane
Hunt Valley, MD 21030-0126
Attention: James H. Perry
Telecopy Number: (410) 683-6498

With a copy to:	Proskauer Rose, LLP
1585 Broadway
New York, NY 10036-8299
Attention: Jack Jackson
Telecopy Number: (212) 969-2900

To the Administrative Agent
or Swingline Lender:	SunTrust Bank
120 E. Baltimore Street,
25th Floor
Baltimore, Maryland 21202
Attention: John Hehir
Telecopy Number: (410) 986-1927

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Ms. Doris Folsum
Telecopy Number: (404) 658-4906

and

Hunton & Williams LLP
1751 Pinnacle Drive, Suite 1700
McLean, Virginia 22102
Attention: Kevin F. Hull
Telecopy Number: (703) 714-7410

To the Issuing Bank:	SunTrust Bank
25 Park Place, N. E./Mail Code 3706
Atlanta, Georgia 30303
Attention: John Conley
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Ms. Doris Folsum
Telecopy Number: (404) 658-4906

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Bank shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(b)           Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrowers.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The joint and several obligations of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2.        Waiver; Amendments.

(a)           No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders or the Borrowers and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall:  (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Bank or the Issuing Bank without the prior written consent of such Person.  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 10.3.        Expenses; Indemnification.

(a)           The Borrowers shall jointly and severally pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  The Administrative Agent shall update the Administrative Borrower with respect to the foregoing counsel fees and expenses on a bi-weekly basis.

(b)           The Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party, by any Borrower or any Restricted Subsidiary arising out of, in connection with, or as a result of (i) being a party to this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the actions of any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any Restricted Subsidiary, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted (x) from the gross negligence or willful misconduct of such Indemnitee, or (y) from a good faith, bona fide claim brought by either Borrower or any Restricted Subsidiary against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document.

(c)           The Borrowers shall jointly and severally pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)           To the extent that a Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)           To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f)            All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4.        Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)  Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, and increased by minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitment assigned.

(iii)  Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Administrative Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)  Assignment and Acceptance.  The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $1,000, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under this Section 10.4 if such assignee is a Foreign Lender.

(v)  No Assignment to Borrowers.  No such assignment shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

(vi)  No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning

Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Administrative Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent, the Swingline Bank or the Issuing Bank sell participations to any Person (other than a natural person, any Borrower or any of any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, Issuing Bank and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)           Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant:  (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Guaranty Agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations.  Subject to paragraph (e) of this Section 10.4, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18, and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7  as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.

(f)            A Participant shall not be entitled to receive any greater payment under Section 2.17 and Section 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.19(e) as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.        Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law of the State of New York.

(b)           Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any state court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c)           Each party to this Agreement irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.        WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.        Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrowers against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured.  Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Administrative Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.8.        Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement amends, restates and supersedes in its entirety the Existing Credit Agreement.  This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9.        Survival.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.17, 2.18, 2.19, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 10.10.      Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.      Confidentiality.  Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take customary and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by any Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors solely for the purposes of performing their obligations under, or in connection with, the Loan Documents (including the negotiation thereof and any amendments thereto), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, provided, however, in the case of clauses (ii) and (iii), the Administrative Borrower shall be given prompt notice thereof and reasonable time to quash or otherwise limit any such legal process or request, unless such subpoena, legal process or request prohibits the disclosure thereof, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than any Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vii) with the consent of the Administrative Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12.      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

Section 10.13.      Waiver of Effect of Corporate Seal.  Each Borrower represents and warrants that neither it nor any Restricted Subsidiary is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by such Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14.      Patriot Act.   The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

AAI CORPORATION

By	/s/ James H. Perry
Name: James H. Perry
Title: Vice President and Chief Financial Officer

UNITED INDUSTRIAL CORPORATION

By	/s/ James H. Perry
Name: James H. Perry
Title: Vice President and Chief Financial Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT]

SUNTRUST BANK,
as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By	/s/ John E. Hehir
Name: John E. Hehir
Title: Senior Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT]

CITIBANK, N.A.

By	/s/ Edward P. Nallen, JR
Name: Edward P. Nallen, JR
Title: Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION

By	/s/ Joseph Markey
Name: Joseph Markey
Title: Director

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Michael J. Elehwany
Name: Michael J. Elehwany
Title: Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT]

M&T BANK

By	/s/ Brian S. Walter
Name: Brian S. Walter
Title: Administrative Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT]

BRANCH BANKING AND TRUST COMPANY

By	/s/ James E. Davis
Name: James E. Davis
Title: Senior Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.

By	/s/ Jules Panno
Name: Jules Panno
Title: Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT]

WACHOVIA BANK, N.A.

By	/s/ Wes Manry
Name: Wes Manry
Title: Senior Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT]

GENERAL ELECTRIC CAPITAL CORPORATION

By	/s/ Rebecca A. Ford
Name: Rebecca A. Ford
Title: Duly Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT]